CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated August 19, 2008, relating to the financial statements and financial highlights of Institutional Fiduciary Trust Franklin Cash Reserves Fund, Institutional Fiduciary Trust Money Market Portoflio and The Money Market Portfolio, which appear in the June 30, 2008 Annual Report to Shareholders of Institutional Fiduciary Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

San Francisco, California
October 24, 2008